Exhibit 99.1

CONTACT:	Glenn C. Christenson, (800) 544-2411 or (702) 367-2484 Executive Vice President/Chief Financial Officer/ Chief Administrative Officer

William W. Warner, (800) 544-2411 or (702) 221-6620 Executive Vice President/Chief Development Officer

Lesley A. Pittman, (800) 544-2411 or (702) 367-2437 Vice President of Corporate & Government Relations

FOR IMMEDIATE RELEASE:     July 23, 2003

STATION CASINOS ANNOUNCES SECOND QUARTER RESULTS
AND PROVIDES GUIDANCE FOR REMAINDER OF 2003

LAS VEGAS, — Station Casinos, Inc. (NYSE: STN - News; “Station” or “the Company”) today announced the results of its operations for the second quarter ended June 30, 2003 and provided guidance for the remainder of fiscal year 2003.

Highlights include:

•                  EBITDA (1) of $68.1 million, an increase of 12 percent over the prior year’s quarter.

•                  Opened Thunder Valley Casino in Sacramento, California.  Thunder Valley, managed by Station for the United Auburn Indian Community, generated management fees to Station of $4.9 million during its first 22 days of operation.

•                  Same-store EBITDA from the Las Vegas operations increased four percent over the prior year.

•                  Same-store revenues from the Las Vegas operations increased three percent over the prior year’s quarter, while same-store EBITDA margins remained consistent at 35 percent.

•                  Adjusted for non-recurring items, diluted earnings were $0.25 per share, compared to $0.18 in the prior year.

•                  The Company will begin paying a dividend equal to $0.50 per share on an annual basis.  The first quarterly dividend of $0.125 per share will be paid on September 4, 2003.

•                  Launched Jumbo Jackpot, a ground-breaking player reward program, on April 1, 2003.

Results of Operations

The Company’s net revenues for the second quarter ended June 30, 2003 were approximately $210.0 million, an increase of six percent compared to the prior year’s quarter.  EBITDA for the quarter was $68.1 million, an increase of 12 percent compared to the prior year’s quarter.  During the quarter, Adjusted Earnings (2) applicable to common stock increased 42 percent over the prior year’s quarter to $15.5 million, or $0.25 per share.  Earnings were $0.18 per share during the prior year’s quarter on a comparable basis.

For the quarter ended June 30, 2003, the Company reported earnings from its Green Valley Ranch Station joint venture of $5.6 million, which represents a combination of Station’s management fee ($1.4 million) plus 50% of Green Valley Ranch Station’s operating income ($4.2 million).  Green Valley Ranch Station generated EBITDA before management fees of $13.7 million, an increase of 28 percent compared to the prior year’s quarter.  Included in interest expense is $1.4 million of interest related to this joint venture.

The non-recurring items in the current quarter were $0.5 million of costs related to the Harrah’s patent litigation and $8.4 million for development fees and interest income related to Thunder Valley.  Including these items, the Company reported net income of $20.6 million and earnings applicable to common stock of $0.33 per share.

Las Vegas Market Results

Same-store (Major Las Vegas Operations and Green Valley Ranch Station) net revenues for the quarter increased to $227.3 million, a three percent increase compared to the prior year, while EBITDA at those operations increased four percent to $79.2 million.  “We are pleased that our marketing efforts, especially through our Jumbo brand products, are paying off.  We were able to generate increased revenues, but not at the expense of margins,” stated Glenn C. Christenson, executive vice president and chief financial officer.  Same-store EBITDA margins remained consistent with the prior year at 35 percent during the second quarter.

EBITDA and Adjusted Earnings are not generally accepted accounting principles (“GAAP”) measurements and are presented solely as a supplemental disclosure because the Company believes that they are widely used measures of operating performance in the gaming industry and as a principal basis for valuation of gaming companies.  EBITDA and Adjusted Earnings are further defined in footnote 1 and footnote 2, respectively.

Balance Sheet Items and Capital Expenditures

Long-term debt was $1.22 billion as of June 30, 2003, an increase of approximately $58.6 million in the current quarter.  In May 2003, the Company paid $57.9 million to complete the acquisition of approximately 70 acres of land in Summerlin – the future home of Red Rock Station.  The Company also exercised an option to purchase 32 acres of land in Southwest Las Vegas, adjacent to 41 acres of land owned (referred to as the “Durango Site”), for $10.7 million.  In addition, the Company purchased 19 acres of land adjacent to the Wild Wild West Gambling Hall & Hotel for $28.8 million.  Other capital expenditures for the three months ended June 30, 2003 were approximately $17.1 million.

Advances to the Federated Indians of the Graton Rancheria totaled $11.3 million for the quarter, primarily to secure real estate for future development.  The Company also received $36.8 million from the United Auburn Indian Community as partial repayment of advances during the development of Thunder Valley.  The remaining $10.1 million is expected to be repaid over the remainder of the year.

As of June 30, 2003, the Company’s debt to cash flow ratio as defined in its bank credit facility was 3.96 to 1, which reflects annualizing the management fees from Thunder Valley.  The Company expects its debt balance at December 31, 2003 to be approximately $1.16 billion, based on current development plans and projected free cash flows.

United Auburn Indian Community Management Agreement

Thunder Valley Casino opened on June 9, 2003 with 1,906 slot machines, 90 table games, a 500-seat buffet and a food court and a center pit bar.  As previously communicated, the facility will open in stages, with the remaining components, including a private VIP gaming area and three specialty restaurants, to be completed by the end of the year.  “The Thunder Valley opening was exceptional.  Due to our emphasis on using state of the art technology, we were able to handle the huge crowds with virtually no customer inconvenience.  Working in partnership with the tribe, we developed and successfully opened Thunder Valley in eight months,” stated Christenson.  See Company Information and Forward Looking Statements for risks associated with this project.

Third Quarter 2003 and Year 2003 Guidance

The Company expects EBITDA of approximately $74 million to $78 million for the third quarter.  This would result in earnings per share (“EPS”) of $0.32 to $0.36 for the third quarter of 2003.  On an annual basis, we would expect Thunder Valley management fees to approximate $65 million to $75 million.  For 2003, the Company expects EBITDA of approximately $290 million to $300 million, and EPS of approximately $ 1.21 to $1.31 per share.  The increased guidance reflects an increase in the expected contribution of management fees from the Thunder Valley Casino and excludes the impact of certain non-recurring items.

The Company intends to exit the Nevada Power system effective October 1, 2003 and begin purchasing power from another supplier.  Final approval to exit the Nevada Power system is expected on August 1, 2003.  As a result, the Company anticipates that it will record a charge of approximately $4.6 million for deferred energy charges owed to Nevada Power in the third quarter.  There can be no assurance that the final approval to exit the Nevada Power system will be obtained in August or anytime in the future.

Dividend

The Board of Directors has declared a quarterly cash dividend of $0.125 per share.  The dividend is payable on September 4, 2003 to shareholders of record on August 14, 2003.  “Our dividend policy is consistent with the balanced approach to our financial strategy.  The decision to pay a dividend reflects confidence in our ability to generate significant, reliable cash flows over the long term.  Because of the size and stability of our cash flow stream, we can continue to grow same-store cash flows as well as take advantage of the numerous growth opportunities the

Company controls, in an environment of improving leverage ratios, and still return cash to our shareholders”, stated Christenson.

Conference Call Information

The Company will host a conference call today, Wednesday, July 23, 2003, at 8:00 AM (PT) to discuss its second quarter financial results and provide guidance for the remainder of 2003.  Interested participants may access the call by dialing in to the conference operator at (888) 328-2940.  A live audio webcast of the call, as well as supplemental tables and charts, will also be available at the Company’s website, www.stationcasinos.com.  A replay of the call will be available from 10:30 AM (PT) on July 23, 2003, until 10:30 AM (PT) on July 28, 2003 at (800) 633-8284.  The reservation number is 21153654.

Company Information and Forward Looking Statements

Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering.  Station owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino and Fiesta Henderson Casino Hotel in Henderson, Nevada.  Station also owns a 50 percent interest in both Barley’s Casino & Brewing Company and Green Valley Ranch Station Casino in Henderson, Nevada and a 6.7 percent interest in the Palms Casino Resort in Las Vegas, Nevada.  In addition, Station manages the Thunder Valley Casino in Sacramento, California on behalf of the United Auburn Indian Community.

This press release contains certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions, acquisitions and expansion projects of the Company and its subsidiaries which involve risks and uncertainties including, but not limited to, financial market risks, the ability to maintain existing management, integration of acquisitions, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, and its Registration Statement on Form S-4 File No. 333-66140. Construction projects such as Thunder Valley Casino, entail significant risks, including shortages of materials or skilled labor, unforeseen regulatory problems, work stoppages, weather interference, floods and unanticipated cost increases.  The anticipated costs and construction periods are based on budgets, conceptual design documents and construction schedule estimates.  There can be no assurance that the budgeted costs or construction period will be met.  In September 2002, the United States District Court for the District of Columbia ruled in favor of the Department of the Interior and the UAIC and granted the Department of the Interior’s and the UAIC’s motions for summary judgement, resulting in the dismissal of the claims challenging the Department of the Interior’s decision to accept land into trust for the benefit of the UAIC.  This decision has been appealed to the United States Court of Appeals for the District of Columbia Circuit.  There can be no assurance as to the ultimate outcome of such appeal.  The Company intends to exit the Nevada Power system effective October 1, 2003 and begin purchasing power from another supplier.  Final approval to exit the Nevada Power system is expected on August 1, 2003.  As a result, the Company anticipates that it will record a charge of approximately $4.6 million for deferred energy charges owed to Nevada Power in the third quarter.  There can be no assurance that the final approval to exit the Nevada Power system will be obtained in August or anytime in the future.  Additional financial information, including presentations from recent investor conferences, is available in the “Investors” section of the Company’s website at www.stationcasinos.com .

(1) EBITDA consists of net income plus change in accounting principle, income tax provision, interest and other expense, impairment loss, depreciation, amortization, Harrah’s patent litigation costs, write-off of our 50% investment in a restaurant at Green Valley Ranch Station, asset reserves and restructuring charges, less Thunder Valley development fee and insurance proceeds.  EBITDA is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and as a principal basis for valuation of gaming companies.  The Company believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of the Company.  Together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and incur capital expenditures.  To evaluate EBITDA and the trends it depicts, the components should be considered.  The impact of change in accounting principle, income tax provision, interest and other expense, impairment loss, depreciation, amortization, Harrah’s patent litigation costs, write-off of our 50% investment in a restaurant at Green Valley Ranch Station, insurance proceeds, Thunder Valley development fee, asset reserves and restructuring charges, each of which can significantly affect the Company’s results of operations and liquidity and should be considered in evaluating the Company’s operating performance, cannot be determined from EBITDA.  Further, EBITDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles (“GAAP”) and does not necessarily indicate cash flows will be sufficient to fund cash needs.  It should not be considered as an alternative to net income, as an indicator of the Company’s operating performance or to cash flows as a measure of liquidity.  In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to such measures may calculate EBITDA or such adjustments in the same manner as the Company, and therefore, the Company’s measure of EBITDA may not be comparable to similarly titled measures used by other gaming companies.  A reconciliation of EBITDA to net income is included in the financial schedules accompanying this release.

(2) Adjusted Earnings excludes development fees and interest income related to Thunder Valley, Harrah’s patent litigation costs, impairment loss, write-off of our 50% investment in a restaurant at Green Valley Ranch Station, change in accounting principle, insurance proceeds, asset reserves and restructuring charges.  Adjusted Earnings is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and as a principal basis for valuation of gaming companies, as this measure is considered by the Company to be a better measure on which to base expectations of future results than GAAP net income.  A reconciliation of Adjusted Earnings and EPS to GAAP net income and EPS is included in the financial schedules accompanying this release.

Station Casinos, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands)
(unaudited)

	June 30, 2003	December 31, 2002

Assets:
Cash and cash equivalents	$62,236	$59,339
Receivables, net	27,824	15,423
Other current assets	31,386	27,747
Total current assets	121,446	102,509
Property and equipment, net	1,142,239	1,046,051
Other long-term assets	437,181	449,787
Total assets	$1,700,866	$1,598,347

Liabilities and stockholders’ equity:
Current portion of long-term debt	$91	$122
Other current liabilities	86,156	88,677
Total current liabilities	86,247	88,799
Revolving credit facility	250,000	177,200
Senior and senior subordinated notes	973,726	973,669
Interest rate swaps, mark-to-market	14,025	14,731
Other long-term liabilities	88,625	73,270
Total liabilities	1,412,623	1,327,669
Stockholders’ equity	288,243	270,678
Total liabilities and stockholders’ equity	$1,700,866	$1,598,347

Station Casinos, Inc.
Condensed Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Operating revenues:
Casino	$161,292	$160,090	$322,253	$321,927
Food and beverage	33,160	32,411	65,850	66,250
Room	12,228	12,206	24,697	24,821
Other	13,409	9,525	23,417	20,360
Management fees	6,339	1,122	7,855	2,363
Gross revenues	226,428	215,354	444,072	435,721
Promotional allowances	(16,423)	(17,873)	(34,506)	(36,173)
Net revenues	210,005	197,481	409,566	399,548

Operating costs and expenses:
Casino	65,424	63,070	130,315	127,855
Food and beverage	21,101	19,288	40,812	39,221
Room	4,980	4,733	9,745	9,621
Other	3,498	3,963	7,589	7,590
Selling, general and administrative	40,032	40,034	78,296	79,445
Corporate expense	8,804	8,290	16,685	16,042
Depreciation and amortization	18,164	18,807	36,178	37,193
Impairment loss	—	3,876	1,394	3,876
	162,003	162,061	321,014	320,843

Operating income	48,002	35,420	88,552	78,705
Earnings from joint ventures	5,009	2,166	9,913	5,078
Operating income and earnings from joint ventures	53,011	37,586	98,465	83,783

Other income (expense):
Interest expense	(23,800)	(23,723)	(48,077)	(47,881)
Interest expense from joint ventures	(1,398)	(1,654)	(2,846)	(3,134)
Interest income	4,852	40	4,859	80
Other	78	415	280	544
	(20,268)	(24,922)	(45,784)	(50,391)
Income before income taxes and cumulative effect of change in accounting principle	32,743	12,664	52,681	33,392
Income tax provision	(12,115)	(4,686)	(19,492)	(12,355)
Income before cumulative effect of change in accounting principle	20,628	7,978	33,189	21,037
Cumulative effect of change in accounting principle, net of applicable income tax benefit of $7,170	—	—	—	(13,316)
Net income	$20,628	$7,978	$33,189	$7,721

Basic and diluted earnings per common share:
Income before cumulative effect of change in accounting principle
Basic	$0.36	$0.14	$0.58	$0.36
Diluted	$0.33	$0.13	$0.54	$0.35
Net income
Basic	$0.36	$0.14	$0.58	$0.13
Diluted	$0.33	$0.13	$0.54	$0.13

Weighted average common shares outstanding
Basic	57,223	58,091	57,319	57,789
Diluted	61,639	61,824	61,360	60,904

Station Casinos, Inc.
Summary Information and
Reconciliation of Net Income to EBITDA
(amounts in thousands, except occupancy percentage and ADR)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Major Las Vegas Operations (a):
Net revenues	$194,070	$191,954	$386,557	$386,967

Net income	$20,488	$18,457	$41,830	$26,404
Change in accounting principle, net of applicable income tax benefit	—	—	—	13,316
Income tax provision	12,032	10,842	24,566	23,328
Interest and other expense, net	15,701	18,327	31,407	34,628
Depreciation and amortization	17,286	18,069	34,486	35,699
EBITDA	$65,507	$65,695	$132,289	$133,375

Green Valley Ranch Station (50% owned):
Net revenues	$33,272	$28,253	$66,693	$58,504

Net income	$5,626	$696	$11,563	$3,061
Interest and other expense, net	4,086	4,356	8,374	8,461
Preopening expenses	—	131	—	285
Write off of a restaurant investment	—	1,402	—	1,402
Depreciation and amortization	3,938	4,119	7,912	8,119
EBITDA	$13,650	$10,704	$27,849	$21,328

Same-Store Operations (b):
Net revenues	$227,342	$220,207	$453,250	$445,471

Net income	$26,114	$19,153	$53,393	$29,465
Change in accounting principle, net of applicable income tax benefit	—	—	—	13,316
Income tax provision	12,032	10,842	24,566	23,328
Interest and other expense, net	19,787	22,683	39,781	43,089
Preopening expenses	—	131	—	285
Write off of a restaurant investment	—	1,402	—	1,402
Depreciation and amortization	21,224	22,188	42,398	43,818
EBITDA	$79,157	$76,399	$160,138	$154,703

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Total Station Casinos, Inc. (c):
Net revenues	$210,005	$197,481	$409,566	$399,548
Thunder Valley development fee	(3,597)	—	(3,597)	—
Thunder Valley management fee	(4,864)	—	(4,864)	—
Net revenues excluding Thunder Valley	$201,544	$197,481	$401,105	$399,548

Net income	$20,628	$7,978	$33,189	$7,721
Change in accounting principle, net of applicable income tax benefit	—	—	—	13,316
Income tax provision	12,115	4,686	19,492	12,355
Interest and other expense, net	20,268	24,922	45,784	50,391
Impairment loss	—	3,876	1,394	3,876
Depreciation and amortization	18,164	18,807	36,178	37,193
Corporate expense less Harrah’s patent litigation costs	8,328	8,290	14,892	16,042
Harrah’s patent litigation costs	476	—	1,793	—
Asset reserves and restructuring charges	—	—	—	876
Write off of a restaurant investment at Green Valley Ranch Station (50%)	—	701	—	701
Thunder Valley development fee	(3,597)	—	(3,597)	—
Thunder Valley management fee	(4,864)	—	(4,864)	—
Insurance proceeds	—	—	—	(1,580)
EBITDA from Las Vegas operations	71,518	69,260	144,261	140,891
Thunder Valley management fee	4,864	—	4,864	—
EBITDA before corporate expense	76,382	69,260	149,125	140,891
Less corporate expense	(8,328)	(8,290)	(14,892)	(16,042)
EBITDA	$68,054	$60,970	$134,233	$124,849

Occupancy percentage	95%	88%	95%	91%
ADR	$49	$52	$49	$51

(a)          The Major Las Vegas Operations include the wholly owned properties of Palace Station, Boulder Station, Texas Station, Sunset Station, Santa Fe Station, Fiesta Rancho and Fiesta Henderson.

(b)         Same-Store Operations include the Major Las Vegas Operations plus the total operations of Green Valley Ranch Station.

(c)          Total Station Casinos, Inc. includes the Major Las Vegas Operations, Wild Wild West, Wildfire (since January 27, 2003), the Company’s earnings from joint ventures and Corporate expense.

Station Casinos, Inc.
Reconciliation of GAAP Net Income and EPS
to Adjusted Earnings and EPS
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Adjusted Earnings
Net income	$20,628	$7,978	$33,189	$7,721
Thunder Valley development fee, net	(2,338)	—	(2,338)	—
Thunder Valley interest income, net	(3,149)	—	(3,149)	—
Harrah’s patent litigation costs, net	309	—	1,165	—
Impairment loss, net	—	2,442	906	2,442
Write off of investment in restaurant at Green Valley Ranch Station, net (50%)	—	442	—	442
Change in accounting principle, net	—	—	—	13,316
Insurance proceeds, net	—	—	—	(995)
Asset reserves and restructuring charges, net	—	—	—	551
Adjusted Earnings	$15,450	$10,862	$29,773	$23,477

Adjusted basic earnings per common share:
Net income	$0.36	$0.14	$0.58	$0.13
Thunder Valley development fee, net	(0.04)	—	(0.04)	—
Thunder Valley interest income, net	(0.06)	—	(0.06)	—
Harrah’s patent litigation costs, net	0.01	—	0.02	—
Impairment loss, net	—	0.04	0.02	0.04
Write off of investment in restaurant at Green Valley Ranch Station, net (50%)	—	0.01	—	0.01
Change in accounting principle, net	—	—	—	0.23
Insurance proceeds, net	—	—	—	(0.01)
Asset reserves and restructuring charges, net	—	—	—	0.01
Adjusted basic earnings per common share	$0.27	$0.19	$0.52	$0.41

Weighted average common shares outstanding - basic	57,223	58,091	57,319	57,789

Adjusted diluted earnings per common share:
Net income	$0.33	$0.13	$0.54	$0.13
Thunder Valley development fee, net	(0.04)	—	(0.04)	—
Thunder Valley interest income, net	(0.05)	—	(0.05)	—
Harrah’s patent litigation costs, net	0.01	—	0.02	—
Impairment loss, net	—	0.04	0.02	0.04
Write off of investment in restaurant at Green Valley Ranch Station, net (50%)	—	0.01	—	0.01
Change in accounting principle, net	—	—	—	0.21
Insurance proceeds, net	—	—	—	(0.01)
Asset reserves and restructuring charges, net	—	—	—	0.01
Adjusted diluted earnings per common share	$0.25	$0.18	$0.49	$0.39

Weighted average common shares outstanding - diluted	61,639	61,824	61,360	60,904